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                             WHIRLPOOL CORPORATION
                   NONEMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN
                          (AS AMENDED APRIL 20, 1999)


                                   ARTICLE 1
                                    GENERAL

1.1  PURPOSE

Whirlpool Corporation, a Delaware corporation (the "Corporation"), hereby adopts this Nonemployee Director Stock Ownership Plan (the "Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Corporation's growth through automatic, nondiscretionary awards of Common Stock (as defined in Section 1.3), Options (as defined in
Section 3.1), and Common Stock Equivalents (as defined in Section 4.1). Common Stock awards, Options, and Common Stock Equivalents are collectively and interchangeably referred to herein as "Awards."

1.2  PARTICIPATION

Only directors of the Corporation who at the time an Award is made meet the following criteria ("Directors") shall receive Awards under the Plan: (a) the director is not, and has not been for at least one year, an employee or officer of the Corporation or any subsidiary of the Corporation and (b) the director is a "Nonemployee Director" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect ("Rule 16b-3").

1.3  SHARES SUBJECT TO THE PLAN

Shares of stock covered by Awards under the Plan may be in whole or in part authorized and unissued or treasury shares of the Corporation's common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 5.2 ("Common Stock"). The maximum number of shares of Common Stock that may be issued for all purposes under the Plan shall be 300,000 (subject to adjustment pursuant to Section 5.2). Any shares of Common Stock subject to an Option that for any reason is canceled or terminated without having been exercised, shall again be available for Awards under the Plan. No fractional shares shall be issued.

1.4  GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
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                                  ARTICLE II
                                 STOCK AWARDS


2.1  AWARD OF COMMON STOCK

Effective on the date of each annual meeting of stockholders, each Director in office at the conclusion of such meeting will automatically be awarded 400 (subject to adjustment pursuant to Section 5.2) shares of Common Stock. In addition, if a person first becomes a Director more than six months before the first anniversary of the immediately preceding annual meeting, such person will automatically be awarded 400 (subject to adjustment pursuant to Section 5.2) shares of Common Stock on the date he or she becomes a Director. The shares of Common Stock awarded pursuant to this Section 2.1 will not be subject to any restriction under the Plan, provided that no such shares of Common Stock may be sold within the first six months after they are awarded, unless the death of the Director occurs during such period.


                                  ARTICLE III
                              STOCK OPTION AWARDS


3.1  AWARD OF STOCK OPTIONS

Effective on the date of each annual meeting of stockholders, if the "Grant Condition" for the immediately preceding fiscal year (the "Prior Year") was satisfied, each Director then in office will automatically be awarded a stock option (an "Option") under the Plan to purchase 600 (subject to adjustment pursuant to Section 5.2) shares of Common Stock. The Grant Condition for any Prior Year will be satisfied if the "EFCO" for the Prior Year is 110% or more of the EFCO for the fiscal year before the Prior Year (the "Base Year"). EFCO means the Corporation's consolidated earnings from continuing operations before the after-tax effects of: (a) extraordinary items; (b) changes in accounting principles; (c) gains and losses from business dispositions shown separately on the Corporation's published earnings statement, and (d) restructuring charges shown separately on the Corporation's published earnings statement. Restructuring charges mean costs related to the elimination or reduction of product lines or the consolidation of plant facilities, including losses from asset impairments and disposals relating thereto, and costs of severance and termination benefits relating to the foregoing or to reductions in personnel.
If there shall be any change in the Corporation's fiscal year, the EFCO from any resulting fiscal year which contains less or more than 12 months shall be adjusted by multiplying the EFCO for such shorter or longer year by a fraction equal to 12 divided by the number of months in such shorter or longer year. Any question as to the computation of EFCO and whether the Grant condition is satisfied for any year shall be resolved by the Corporation's independent public accountants.

3.2  STOCK OPTION CERTIFICATES

The award of an Option shall be evidenced by a certificate executed by an officer of the Corporation.
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3.3  OPTION PRICE

The purchase price for Common Stock under each Option (the "Option Price") granted as of the annual meeting following any Prior Year shall be the average Fair Market Value of the Common Stock for the third through the fifth days for which trading in the Common Stock is published after the date on which the Corporation makes a public release of its earnings data for the Base Year.

3.4  EXERCISE AND TERM OF OPTIONS

(a) Options may be exercised by the delivery of written notice of exercise and the Option Price for the shares to be purchased to the Corporate Secretary of the Corporation. The Option Price may be paid in cash (including check, bank draft or money order) or, unless in the opinion of counsel to the Corporation to do so may result in a possible violation of law, by delivery of Common Stock already owned by the Director, valued at Fair Market Value on the date of the exercise. As soon as practicable after receipt of each notice and full payment, the Corporation shall deliver to the Director a certificate or certificates representing the acquired shares of Common Stock.

(b) Each Option may be exercised at any time after the date it is awarded until (subject to Section 5.1) the first to occur of the twentieth anniversary of the date such Option was awarded or the fifth anniversary of the date the Director ceases to be a Director, provided that no Option shall be exercisable within the first six months of its term, unless death or disability of the Director occurs during such period. In the event that the death or disability of the Director does occur and an Option is exercised in that period, any shares of Common Stock issued on such exercise may not be sold until the sixth month anniversary of the date of the grant of the Option.


                                  ARTICLE IV
                        COMMON STOCK EQUIVALENTS AWARDS

4.1  AWARDS OF COMMON STOCK EQUIVALENTS

Effective on the date of each annual meeting of stockholders beginning in 1999, each Director in office at the conclusion of such meeting will automatically be awarded 400 (subject to adjustment pursuant to Section 5.2) hypothetical shares of Common Stock (each a Common Stock Equivalent). Each Director's Common Stock Equivalents will be held in an account ("Account") and the Director will not be entitled to receive the Common Stock represented by the Common Stock Equivalents until the Director ceases to be a Director of the Company.

4.2  INITIAL VESTED COMMON STOCK EQUIVALENTS

In addition to the award of Common Stock Equivalents set forth in Section 4.1 above, each Director in office at the conclusion of the 1999 annual meeting shall immediately have credited to his Account the number of Common Stock Equivalents equal to the net present dollar value of the Director's vested retirement benefit as of February 16, 1999, divided by the Fair Market Value of the Common Stock on February 16, 1999.
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4.3  DIVIDEND EQUIVALENTS

In addition to the award of Common Stock Equivalents set forth above, the Company shall credit to each Director's Account an additional number of Common Stock Equivalents as of each dividend payment date declared with respect to the Company's Common Stock. The additional number of Common Stock Equivalents to be credited to each Account shall be equal to:

(a) the product of (i) the dividend per share of the Common Stock which is payable as of the dividend payment date, multiplied by (ii) the number of whole Common Stock Equivalents credited to the Account as of the applicable dividend record date;

                                  DIVIDED BY
                                  ----------

(b) the closing price of a share of the Common Stock on the dividend payment date (or if such stock was not traded on that date, on the next preceding date on which it was traded), as reported in the New York Stock Exchange Composite Transactions.

4.4  STOCK CERTIFICATE

Within a reasonable time after a Director ceases to be a Director of the Company, but in no event more than 60 days after receiving a written request from the former Director, the Company will deliver to the former Director, or his legal representative, a certificate for such shares of Common Stock as are represented by the total number of Common Stock Equivalents in the former Director's Account. Any fractional shares to which the former Director would otherwise be entitled will be eliminated.


                                   ARTICLE V
                           MISCELLANEOUS PROVISIONS


5.1  NON TRANSFERABILITY; BENEFICIARIES

No Option or Common Stock Equivalent awarded under the Plan shall be transferable by the Director otherwise than by will or, if the Director dies intestate, by the laws of descent and distribution. All Awards shall be exercisable or received during the Director's lifetime only by the Director or his legal representative. Any transfer contrary to this Section 5.1 will nullify the Option or Common Stock Equivalent. In the event of a Director's death prior to the exercise of any Options which were then exercisable, such Options may be exercised within one year after the Director's death (regardless of the expiration date of such Options under Section 3.4(b)) by the Director's beneficiary, designated as provided below, or, in the absence of any such designation, his estate. Any certificates for shares of Common Stock which were not delivered to a Director prior to his death and any dividends related thereto and not so delivered will be delivered to such beneficiary or, if no designation was made, his estate. Each Director may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) who
may exercise such Options and receive such certificates and dividends.   Each
designation will revoke
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all prior designations by such Director, will be in writing and will be effective only when filed during his lifetime with the Secretary of the Corporation.

5.2.  ADJUSTMENT UPON CERTAIN CHANGES

In the event of a stock dividend or stock split, or combination or other reduction in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets, or dissolution of the Corporation, the Board of Directors shall, in order to prevent the dilution or enlargement of rights under this Plan, make such adjustments in the number and type of shares of Common Stock and Common Stock Equivalents authorized by the Plan, and the number and type of shares of Common Stock covered by outstanding Options and Option Prices specified therein as may be determined to be appropriate and equitable. In the event fractional shares of Common Stock would otherwise result from any such adjustment, the number of shares of Common Stock so authorized and covered and the prices thereof shall be further adjusted so as to eliminate such fractions.

5.3   AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Corporation; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement, or the rules of any exchange upon which the Common Stock is listed, (a) except as provided in Section 5.2, materially increase the number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, (c) materially increase the benefits accruing to Directors under the Plan, or (d) extend the termination date of the Plan. No such amendment, suspension, or termination shall (x) impair the rights of Directors under any outstanding Option or Common Stock Equivalent without the consent of the Directors affected thereby or (y) make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3. No provision of the Plan that states the amount and price of securities to be awarded, specifies the timing of Awards, or sets forth the formula that determines the amount, price, and timing of Awards may be amended more than once every six months, except to comport with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act, or the rules thereunder.

5.4.  DEFINITION OF FAIR MARKET VALUE

The term "Fair Market Value" as it relates to Common Stock on any given date means (a) the mean of the high and low sales prices of the Corporation's Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); or (b) if the Common Stock is not listed on any domestic stock exchange, the mean of the high and low sales prices of the Corporation's Common Stock as
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reported by the National Association of Securities Dealers Automated Quotation
System (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Corporation's Board of Directors.

5.5  PLAN NOT EXCLUSIVE

The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Directors.

5.6  REPORTS

The Corporation shall supply each Director, not less frequently than once each year, a report stating whether the Grant Condition was satisfied for the preceding year, the number of shares of Common Stock covered by Options held by such Director, and the Option Prices thereof. The report shall also state the number of Common Stock Equivalents in the Director's Account.

5.7  LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each Option and Award of Common Stock Equivalents shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration, or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Option or Common Stock Equivalents or the issue, delivery, or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation. The holder of the award will supply the Corporation with such certificates, representations, and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval, or other action. The Corporation may at any time impose any limitations upon the exercise, delivery, or payment of any Award that, in the opinion of the Board of Directors, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal, or state legal or regulatory requirements to reduce the period during which Options may be exercised, the Board of Directors may, without the holders' consent, so reduce such period on not less than 15 days' written notice to the holders thereof.
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5.8   RIGHTS OF DIRECTORS

Nothing in the Plan shall confer upon any Director any right to serve as a Director for any period of time or to continue his present or any other rate of compensation.

5.9   REQUIREMENTS OF LAW; GOVERNING LAW

The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, unless applicable law otherwise requires a contrary interpretation of any such provision.

5.10  FINAL DATE FOR AWARDS

No Awards shall be made hereunder after April 30, 2009.

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